UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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First Financial Bancorp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476
NOTICE OF ANNUAL MEETING
OF
SHAREHOLDERS
To Be Held May 1, 2007
Hamilton, Ohio
March 30, 2007
To the Shareholders:
     The Annual Meeting of Shareholders of First Financial Bancorp. (the “Corporation”) will be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on May 1, 2007, at 10:00 A.M., local time, for the following purposes:
1.	To elect the following four nominees as directors with terms expiring in 2010 (Class III): J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R. Finnerty, and Richard E. Olszewski.

2.	To approve an amendment to the Corporation’s Regulations to allow the Board of Directors to authorize the Corporation to issue shares without issuing physical certificates.

3.	To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.
     Shareholders of record of the Corporation at the close of business on March 2, 2007, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each shareholder is entitled to one vote for each common share held regarding each matter properly brought before the Annual Meeting.
By Order of the Board of Directors,
Gregory A. Gehlmann
General Counsel and Secretary
EVERY SHAREHOLDER’S VOTE IS IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND RETURN PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. A STAMPED, ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE .

PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
VOTING OF SHARES
PRINCIPAL SHAREHOLDERS
SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR DIRECTOR
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FEES AND ENGAGEMENT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
ANNUAL REPORT

FIRST FINANCIAL BANCORP.
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476
(513) 979-5770
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Approximate Date to Mail – March 30, 2007
     On behalf of the Board of Directors of First Financial Bancorp. (the “Corporation”), a Proxy is solicited from you to be used at the Corporation’s Annual Meeting of Shareholders (“Annual Meeting”) scheduled for May 1, 2007, at 10:00 A.M., local time, to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011.
RECORD DATE AND VOTING SECURITIES
     As of March 2, 2007, the record date fixed for the determination of shareholders entitled to vote at the Annual Meeting, there were 39,078,006 common shares outstanding, which is the only outstanding class of capital stock of the Corporation. Each such share is entitled to one vote on each matter properly coming before the Annual Meeting.
VOTING OF SHARES
     Assuming a quorum is present at the Annual Meeting, either in person or represented by proxy, (i) the four nominees receiving the greatest number of votes cast by the holders of common shares entitled to vote on the matter will be elected as directors; and (ii) the affirmative vote of the holders of a majority of the common shares outstanding and entitled to vote on the matter is required for the approval of the Amendment to the Corporation’s Regulations.
     Proxies in the form enclosed herewith are being solicited on behalf of the Corporation’s Board of Directors. Proxies which are properly executed and returned will be voted at the Annual Meeting as directed. Proxies indicating an abstention from voting on any matter will be tabulated as a vote withheld on such matter and will be included in computing the number of common shares present for purposes of determining the presence of a quorum for the Annual Meeting. Proxies properly executed and returned which indicate no direction will be voted in favor of the proposals set forth in the Notice of Annual Meeting attached hereto and more fully described in this Proxy Statement. If a broker indicates on the form of Proxy that it does not have discretionary authority as to certain common shares to vote on a particular matter, those common shares will be considered as present for the purpose of determining the presence of a quorum but not entitled to vote with respect to that matter. Any shareholder giving the enclosed Proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Corporation a written revocation or a duly executed Proxy bearing a later date or by giving notice of revocation in open meeting.

PRINCIPAL SHAREHOLDERS
     The table below identifies all persons known to the Corporation to own beneficially more than 5% of the Corporation’s outstanding common shares.

Name and Address	Amount and Nature of Beneficial		Percentage
of Beneficial Owner	Ownership of Common Shares		of Class
First Financial Bank, National Association 300 High Street Hamilton, Ohio 45012-0476	5,754,207	(1)	14.72%

Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, California 9410

Barclays Global Investors, LTD 1 Royal Mintt Court London, EC3N 4HH

Barclays Global Investors Japan Trust and Banking Company Limited Barclays Global Investors Japan Limited Ebisu Pirme Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan	1,978,832	(2)	5.06%

(1)	These shares are held by the trust department of First Financial Bank, National Association (“First Financial Bank”) (the “Trustee”) in its fiduciary capacity under various agreements. The Trustee has advised the Corporation that as of February 28, 2007, it has sole voting power for 5,651,121 shares, shared voting power for 54,218 shares, sole investment power for 1,762,848 shares and shared investment power for 3,199,963 shares. Officers and directors of the Corporation disclaim beneficial ownership of the common shares beneficially owned by the Trustee. Included in the foregoing shares are 21,197 common shares that are beneficially owned by certain directors and executive officers and are reported in the following table showing shareholdings of directors, executive officers, and nominees for director.

(2)	Information based upon Schedules 13G filed on January 31, 2007. Includes shares beneficially owned as follows: Barclays Global Investors (935,963 shares); Barclays Global Fund Advisors (1,022,273 shares); and Barclays Global Investors, LTD (20,596 shares).

SHAREHOLDINGS OF DIRECTORS, EXECUTIVE OFFICERS
AND NOMINEES FOR DIRECTOR
     As of March 2, 2007, the directors of the Corporation, including the four nominees for election as directors, the executive officers of the Corporation named in the Summary Compensation Table who are not also directors, and all executive officers and directors of the Corporation as a group beneficially owned common shares of the Corporation as set forth below.

		Amount and Nature of Beneficial Ownership
		Common
		Shares	Stock Options
		Beneficially	Exercisable	Total Common
		Owned	within 60 Days	Shares
		Excluding	of Record	Beneficially
Name	Position	Options (1)	Date(2)	Owned (1)

J. Wickliffe Ach	Director	100	—	100
Donald M. Cisle, Sr.	Director	509,552 (3)	23,521	533,073
Claude E. Davis	Director and CEO	74,510	134,100	208,610
Corinne R. Finnerty	Director	25,732	23,521	49,253
Murph Knapke	Director	29,114 (4)	17,326	46,440
William J. Kramer	Director	8,187 (4)	8,663	16,850
Bruce E. Leep	Director	285,940	25,989	311,929
Susan L. Knust	Director	5,415 (5)	8,663	14,078
Richard E. Olszewski	Director	6,000	8,663	14,663
Barry S. Porter	Director	39,585 (4)	17,326	56,911
Steven C. Posey	Director	59,819	32,184	92,003
J. Franklin Hall	SVP and CFO	14,882	33,096	47,979
C. Douglas Lefferson	EVP and COO	43,975	58,422	102,397
Samuel J. Munafo	EVP, Banking	46,448	54,780	101,228
Gregory A. Gehlmann	SVP, CRO & Gen Counsel	5,721	2,849	8,570

All executive officers, directors and nominees as a group (17 persons)		1,162,777	460,703	1,623,480

(1)	Includes shares held in the name of spouses, minor children, trusts and estates as to which beneficial ownership may be disclaimed.

At March 2, 2007, the only director who owned at least 1% of the Corporation’s common shares was Donald Cisle, Sr. who beneficially owned 533,073 shares or 1.36%. However, all of the directors and executive officers as a group (17 persons) beneficially owned approximately 4.11% of the Corporation’s outstanding common shares. Percent ownership numbers are computed based on the sum of (i) 39,078,006 common shares outstanding on March 2, 2007 and (b) the number of common shares as to which the group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after March 2, 2007. Fractional shares are rounded to the nearest whole number.

(2)	Includes options with a strike price above the current market price.

(3)	Of these shares, 485,850 are owned by Seward-Murphy Inc. of which Mr. Cisle, Sr. has sole voting and investment power for 214,008 shares and shared voting power for 271,842 shares.

(4)	Includes 3,766 restricted shares that vest 1/3 equally over a three-year period beginning April 25, 2007. Director retains voting and dividend rights. See “Board Compensation.”

(5)	Ms. Knust shares voting and investment power for 1,342 shares which are held by K.P. Properties of Ohio LLC, of which Ms. Knust and her husband are the only two members.
ELECTION OF DIRECTORS
(Item 1 on Proxy Card)
     Our Board of Directors consists of 11 members, 9 of whom are non-employee directors. Our Regulations provide that the Board of Directors shall consist of not less than nine nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has determined that the Board shall consist of 11 members. Bruce E. Leep, a director whose term expires at this year’s Annual Meeting, will retire from the board of directors due to Section 2.5 of our Regulations requiring mandatory retirement at age 70. As a result, he is not being nominated for an additional term. Mr. Leep has generously given valuable years of guidance and service to the Corporation and its subsidiary banks. His wisdom and enthusiasm will be missed. His position as a Class III Director will be filled by Mr. Ach, if elected at the annual meeting. Mr. Ach was appointed to the Board in January 2007. Any vacancy may be filled by the Board of Directors in accordance with law and the Corporation’s Regulations for the remainder of the full term of the vacant directorship.
     Our Board has approved the nomination of four persons as candidates for Class III Directors, each for a three-year term. The terms of the remaining directors in Classes I and II will continue as indicated below. It is intended that the accompanying Proxy will be voted for the election of J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R. Finnerty, Richard E. Olszewski, all incumbent directors. The Corporate Governance and Nominating Committee recommended all four nominees to the Board of Directors, which approved the four nominees. In the event that any one or more of such nominees becomes unavailable or unable to serve as a candidate, the accompanying Proxy will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The four nominees for Class III Directors receiving the most votes at the Annual Meeting will be elected as Class III Directors.
     Set forth below is certain information concerning the Corporation’s nominees and directors. For information regarding ownership of shares of the Corporation by nominees and directors of the Corporation, see “Shareholdings of Directors, Executive Officers and Nominees for Director” above. There are no arrangements or understandings between any director or any nominee, and any other person pursuant to which such director or nominee is or was nominated to serve as director.

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since
Nominee Class III Directors – Terms Expiring in 2007:

J. Wickliffe Ach 58	President and CEO of Hixson Inc, Cincinnati, Ohio, an architectural engineering firm since 1983.	2007

Donald M. Cisle, Sr. 52	President of Don S. Cisle, Sr. Contractor, Inc. (construction contractor); Director of First Financial Bank, N.A., Hamilton, Ohio.	1996

Corinne R. Finnerty 50	Partner in law firm of McConnell Finnerty Waggoner PC, North Vernon, Indiana (trial attorney); Director of First Financial Bank, N.A., Hamilton, Ohio; former Director and Chair of CPX, Inc., North Vernon, Indiana; former Director of Heritage Community Bank, Columbus, Indiana.	1998

Richard E. Olszewski 57	Operator of two 7-Eleven Food Stores, Griffith, Indiana. Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

	Position with Corporation and/or Principal	Director
Name and Age (1)	Occupation or Employment For the Last Five Years	Since
Class I Directors – Terms Expiring in 2008:

Claude E. Davis 46	President and Chief Executive Officer of the Corporation since October 1, 2004; Director and Chairman of the Board of First Financial Bank, N.A., Hamilton, Ohio; former Director of Community First Bank & Trust, Celina, Ohio, and Sand Ridge Bank, Schererville, Indiana; Senior Vice President, Irwin Financial Corporation and Chairman of Irwin Union Bank and Trust, Columbus, Indiana, from May 2003 until September 2004; President, Irwin Union Bank and Trust, from 1996 until May 2003.	2004

Steven C. Posey 56	President of Posey Property Company; Director of First Financial Bank, N.A., Hamilton, Ohio. President of Posey Management Corp. DBA McDonald’s until August 2005 when sold.	1997

Susan L. Knust 53	Managing Partner of K.P. Properties of Ohio LLC (industrial real estate); Managing Partner of Omega Warehouse Services LLC (public warehousing); former President of Precision Packaging and Services, Inc; Director of Middletown Regional Health System, Middletown, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

Nominees Class II Directors – Terms Expiring in 2009:

Murph Knapke 59	Partner of Knapke Law Office, Celina, Ohio; Director of First Financial Bank, N.A., Hamilton, Ohio; former Director and Chair of Community First Bank & Trust, Celina, Ohio.	1983

William J. Kramer 46	Vice President and General Manager, Val-Co Pax Inc, Coldwater, Ohio (since 2002); previously president of Pax Steel Products, Inc. from 1984-2002 (predecessor corporation to Val-Co.); employed by Deloitte & Touche, LLP, Dayton, Ohio from 1982-1984. Director of First Financial Bank, N.A., Hamilton, Ohio.	2005

Barry S. Porter 69	Retired Chief Financial Officer/Treasurer of Ohio Casualty Corporation (insurance holding company) and its affiliated companies; Director of First Financial Bank, N.A., Hamilton, Ohio; independent consultant.	1984

(1)	Ages are listed as of December 31, 2006.
The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees.

CORPORATE GOVERNANCE
General
     The business and affairs of the Corporation are managed under the direction of the Board of Directors. Members of the Board are kept informed through discussions with the President and the Corporation’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board (except for Mr. Ach who did not join the Board until 2007) also served as directors of the Corporation’s subsidiary bank, First Financial Bank, N.A. during 2006.
Director Independence
     The Board of Directors has determined that nine of its 11 members are independent directors as that term is defined under the rules of the National Association of Securities Dealers (the “NASD”). The independent directors are J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R. Finnerty, William J. Kramer, Murph Knapke, Susan L. Knust, Richard E. Olszewski, Barry S. Porter, and Steven C. Posey. Claude E. Davis is not independent because he is the president and chief executive officer of the Corporation. Bruce Leep previously served as Interim President within the last three years and therefore also is not considered independent.
     To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Corporation and its affiliates fall within these categories is independent:
•	A loan made by the First Financial Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the bank’s credit committee or by any bank regulatory agency which supervised the bank as substandard, doubtful or loss;

•	A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar client relationship between First Financial Bank or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by the Corporation or its subsidiaries of any immediate family member of the director if the associate serves below the level of a senior vice president;

•	Purchases of goods or services by the Corporation or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business; or

•	Purchases of goods or services by the Corporation, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or 5% of the gross revenues of the business.

     Pursuant to its charter, the Audit and Risk Management Committee reviews and ratifies all related transactions. Any loans to a director or a related interest are approved in accordance with banking laws. For a discussion of such relationships, see “—Other Business Relationships.”
Other Business Relationships
     Corinne R. Finnerty, a director of the Corporation, is a shareholder and an officer of McConnell Finnerty Waggoner PC, which has been retained by First Financial Bank, N.A. and previous Corporation bank subsidiaries during the prior fiscal year and the current fiscal year. During the prior fiscal year, the Corporation’s subsidiaries paid the firm $60,776 in legal fees. The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Ms. Finnerty’s status as an independent director.
     Steven C. Posey, a director of the Corporation, has a 19% interest as a limited partner in Midd West Development LTD, from which First Financial Bank, N.A. rented retail office space during 2006 year and proposes to continue to rent such space in the current fiscal year. The total rent paid during the last fiscal year was $74,468. The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Mr. Posey’s status as an independent director.
     Richard E. Olszewski, a director of the Corporation, operates a 7-Eleven franchise at which a First Financial Bank ATM is located. The 7-Eleven franchise received $1,710 in fees from the bank in 2006. The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Mr. Olszewski’s status as an independent director.
     Murph Knapke, a director of the Corporation, is a partner of Knapke Law Office, Celina, Ohio. Mr. Knapke’s law firm provides real estate title searches for First Financial Bank, N.A. clients. The firm received $26,985 in fees from clients of the First Financial Bank, N.A. in 2006. The Board of Directors has determined that these payments, which are below the applicable limits estimated by the rules of the Nasdaq, do not affect Mr. Knapke’s status as an independent director.
     Donald S. Cisle, Sr. is the sole owner and CEO of Don S. Cisle, Inc. a construction contractor. In 2006, his company completed a site development project for the new Mason-Montgomery Road branch office of First Financial Bank. During 2006, his company received $192,258 for the project (including services and materials). They were subcontractor through a competitive bidding process managed by the Corporation’s outsource manager. The Board of Directors has determined that these payments, which are below the applicable limits established by the rules of the Nasdaq, do not affect Mr. Cisle, Sr.’s status as an independent director.
Indebtedness of Directors and Management
     Some of the officers and directors of the Corporation and the companies with which they are associated were clients of the banking subsidiary of the Corporation. The loans to such officers and directors and the companies with which they are associated (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest and nature of collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.
     First Financial Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

Executive Sessions on Non-Management Directors
     The independent directors meet in regularly scheduled meetings at which only the independent directors are present. During 2006, the independent directors held two such meetings.
Communicating with the Board of Directors
     The Board of Directors has established a process by which shareholders may communicate with the Board of Directors. Shareholders may send communications to the Corporation’s Board of Directors or to individual directors by writing to:
Attn: Board of Directors (or name of individual director)
First Financial Bancorp.
P.O. Box 1242
Hamilton, OH 45012-1242
     Letters mailed to this post office box will be received by the director who serves as chair of the Audit and Risk Management Committee or the director who serves as chair of the Nominating Committee, as alternate. A letter addressed to an individual director will be forwarded unopened to that director by the chair of the Audit and Risk Management Committee.
     Information regarding this process is also available through the Corporation’s Web site at www.bankatfirst.com under the “Investor Information” link, by clicking on “Corporate Governance.” For questions regarding this process, shareholders may call the Corporation’s General Counsel and Secretary, Gregory A. Gehlmann, at (513) 979-5772.
Meetings of the Board of Directors and Committees of the Board
Board Meetings
     During the last fiscal year, the Board of Directors held 11 regularly scheduled meetings and two special meetings. All of the incumbent directors attended 75% or more of those meetings and the meetings held by all board committees on which they served, during the periods that they served as directors.
     The Board of Directors believes that it is important for directors to participate in scheduled board and committee meetings and to attend the Annual Meeting. It is the policy of the Board of Directors that directors who participate in fewer than 75% of scheduled board and committee meetings, or who do not attend the Annual Meeting, unless excused by the Board of Directors, are subject to not being re-nominated to the Board of Directors. During a portion of 2006, Steve Posey was granted a leave of absence for medical reasons. All of the Corporation’s ten directors then in office attended the 2006 Annual Meeting.
Board Committees
     The Board of Directors has a Corporate Governance and Nominating Committee, a Compensation Committee and an Audit and Risk Management Committee.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Nominating Committee”) reports to the Board on corporate governance matters, including the evaluation of the Board and its Committees and the recommendation of appropriate Board Committee structures and membership. The committee also establishes procedures for the director nomination process and recommends director nominees for Board approval. The committee is comprised of the following directors, each of whom satisfies the definition of independence for nominating committee members under the rules of the Nasdaq: Corinne

R. Finnerty (Chair), Donald M. Cisle, Sr., Murph Knapke and Richard E. Olszewski. The committee held four meetings during the 2006 fiscal year.
     Nominating Procedures
     It is the Corporate Governance and Nominating Committee’s policy that it will consider director candidates recommended by shareholders in accordance with the procedures outlined in the Corporation’s Regulations. Under those procedures, shareholders who wish to nominate individuals for election as directors must provide:
•	The name and address of the shareholder making the nomination and the name and address of the proposed nominee;

•	The age and principal occupation or employment of the proposed nominee;

•	The number of common shares of the Corporation beneficially owned by the proposed nominee;

•	A representation that the shareholder making the nomination:
-	Is a holder of record of shares entitled to vote at the meeting, and

-	Intends to appear in person or by proxy at the meeting to make the nomination;
•	A description of all arrangements or understandings between the shareholder making the nomination and the proposed nominee;

•	Any additional information regarding the proposed nominee required by the proxy rules of the Securities and Exchange Commission (the “SEC”) to be included in a proxy statement if the proposed nominee had been nominated by the Corporation’s Board of Directors; and

•	The consent of the proposed nominee to serve as a director if elected.
     In order to be recommended for a position on the Corporation’s Board of Directors by the committee, a proposed nominee must, at a minimum, (i) be able to comply with the Corporation’s director stock ownership guidelines, and (ii) through a combination of experience and education have the skills necessary to make an effective contribution to the Board of Directors. In accordance with the Corporation’s Regulations, no one may be elected to the Board of Directors after reaching his or her seventieth birthday.
     In connection with next year’s Annual Meeting of Shareholders, the committee will consider director nominees recommended by shareholders provided that notice of a proposed nomination is received by the Corporation no later than January 31,2008, as provided in the Corporation’s Regulations. Notice of a proposed nomination must include the information outlined above and should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.
     The committee identifies nominees for director through recommendations by shareholders and through its own search efforts, which may include the use of external search firms. The committee evaluates nominees for director based upon criteria established by the committee and applies the same evaluation process to all director nominees regardless of whether the nominee is recommended by a shareholder. The criteria evaluated by the committee include, among other things, the candidate’s judgment, integrity, leadership ability, business experience, and ability to contribute to board member diversity. The committee also considers whether the candidate meets independence standards, is “financially literate” or a “financial expert,” is available to serve, and is not subject to any disqualifying factor.

     Compensation Committee. The Compensation Committee’s primary responsibilities include:
•	determining and approving the compensation of the CEO and each executive officer of the Corporation as determined pursuant to Rule 16a-1(f) under the Securities Exchange Act of 1934;

•	evaluating the performance of the Corporation’s CEO for all elements of compensation and other executive officers with respect to incentive goals and objectives approved by the committee and then approving all executive officers’ compensation based on those evaluations and other individual performance evaluations provided to the committee;

•	reviewing and evaluating all benefit plans of the Corporation in accordance with applicable laws, rules and regulations;

•	overseeing the preparation of the compensation discussion and analysis and recommending to the full Board its inclusion in the annual proxy statement in accordance with applicable laws, rules and regulations; and

•	recommending to the Board of Directors the compensation for directors.
The committee has the authority to retain compensation consultants to assist in the evaluation of director and executive compensation. During 2006, the committee utilized the services of Watson Wyatt, an independent compensation consultant.
     The Compensation Committee is comprised of the following directors, each of whom satisfies the definition of independence for compensation committee members under the rules of the Nasdaq and SEC: Barry S. Porter (Chair), Donald M Cisle, Sr., William J. Kramer, and Susan L. Knust. The Compensation Committee held five meetings during 2006.
     Audit and Risk Management Committee. The Audit and Risk Management Committee serves in a dual capacity as the Audit and Risk Management Committee of the Corporation and First Financial Bank, N.A., and is responsible for overseeing the Corporation’s accounting and financial reporting processes, the external auditors’ qualifications and independence, the performance of the Corporation’s internal audit function and the external auditors, and the Corporation’s compliance with applicable legal and regulatory requirements. The committee also assists the Board in overseeing the Corporation’s enterprise-wide risks, including interest rate, credit, reputation, strategic, technology, operational, legal, regulatory and reporting risks. The Audit and Risk Management Committee operates pursuant to a written charter that was adopted by the Board of Directors. The Audit and Risk Management Committee is comprised of the following directors, each of whom satisfies the definition of independence for audit committee members under the rules of the Nasdaq and the SEC: William J. Kramer (Chair), Richard E. Olszewski, Barry S. Porter and Steven C. Posey. The Board of Directors has determined Barry S. Porter and William J. Kramer are audit committee financial experts serving on the Audit and Risk Management Committee. The Audit and Risk Management Committee held seven meetings during the fiscal year.
     Availability of Committee Charters. The Corporate Governance and Nominating Committee, Compensation Committee and Audit and Risk Management Committee each operates pursuant to a separate written charter adopted by the Board. Each committee reviews the charter at least annually. Copies of the charters are available through our Web site at www.bankatfirst.com under the “Investor Information” link, by clicking on “Corporate Governance.” The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

Code of Business Conduct and Ethics and Corporate Governance Guidelines
     We have adopted a Code of Business Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all other First Financial directors, officers and associates. We will disclose any substantive amendments to or waiver from provisions of the code made with respect to the chief executive officer, principal financial officer or principal accounting officer on our website.
     We have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of First Financial by the Board and its committees.
     These documents are available through the Corporation’s Web site at www.bankatfirst.com under the “Investor Information” link, by clicking on “Corporate Governance.” They also are available in print to any shareholder who requests them.
BOARD COMPENSATION
     Set forth below is a breakdown of fees paid to non-employee directors for the year ended December 31, 2006. Each component is discussed in detail below.

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name	($) (1) (2)	($)(3)	($)(4)	($)
J. Wickliffe Ach	$—	$—	$—	$0
Donald M. Cisle, Sr.	38,100	—	4,164	42,264
Corinne R. Finnerty	42,850	—	1,257	44,107
Murph Knapke	40,850	20,000	5,731	66,581
Susan L. Knust	42,350	—	2,749	45,099
William J. Kramer	48,950	20,000	5,896	74,846
Bruce E. Leep	64,250	—	4,244	68,494
Richard E. Olszewski	43,850	—	4,280	48,130
Barry S. Porter	50,117	20,000	1,808	71,925
Steven C. Posey	31,250	—	—	31,250

(1)	Includes retainers, board and committee attendance fees, and retainers for committee chairs for both First Financial Bancorp and First Financial Bank.

(2)	Pursuant to the Corporation’s Director Fee Stock Plan, directors may elect to have all or any part of the annual retainer fee paid in the Corporation’s common shares. See also “—Director Fee Plan.” This column includes shares purchased under such plan as follows:

Amount of Fees Used to
Name	Purchase Common Shares
J. Wickliffe Ach	$—
Donald M. Cisle, Sr.	12,400
Corinne R. Finnerty	12,400
Murph Knapke	12,400
Susan L. Knust	9,375
William J. Kramer	12,400
Bruce E. Leep	9,250
Richard E. Olszewski	12,400
Barry S. Porter	12,400
Steven C. Posey	14,063

(3)	Total value is computed utilizing the grant date market value for restricted stock awards. See Note 17 – Stock Options and Awards of the Corporation’s Annual Report on Form 10-K for additional information on SFAS No. 123R valuation methodology. Shares vest over a three-year period. See “—Director Stock Plan.”

(4)	Includes taxes imposed on directors’ fees by the City of Hamilton, Ohio (Messrs. Cisle, Finnerty, Knapke, Kramer, Leep and Olszewski), spouse travel for director retreat (excluding Messrs. Porter and Posey), and dividends paid on unvested restricted stock awards (Messrs. Knapke, Kramer and Porter).
Board/Committee Fees
     Non-employee directors of the Corporation and First Financial Bank received (a) annual retainers of $10,000 and $10,000, respectively; and (b) $750 and $600 for each board and committee meeting attended, respectively. Committee chairs receive annual retainers of $2,000; however, the chair of the Audit and Risk Management Committee receives a $4,000 annual retainer. These chair retainers are to recognize the extensive time that is devoted to committee matters including meetings with management, auditors, attorneys and consultants and preparing committee agendas. Director fees are paid on the last day of each quarter.
Director Stock Plan
     In 2006, First Financial’s shareholders approved the Amended and Restated Director Stock Plan. The plan provides that directors can receive options and/or restricted stock awards. Beginning in 2006, upon election or re-election to a three-year term, each non-employee director receives $60,000 in value of restricted stock which vest 1/3 each year after the first year following election or re-election. Prior to 2006, upon election or re-election to a three-year term, each non-employee director received stock options with an expected value of $60,000 at the time of grant. Grants are made on the date of the annual meeting based on the closing price of the Corporation’s common shares that day.
Director Fee Plan
     Each year directors are given the opportunity to have all or a portion of their board fees invested in the Corporation’s common stock. Elections are made once a year. Shares are purchased by an independent broker dealer after the payment of the quarterly board fees.
Reimbursement
     Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Director and Committee meetings. Claude Davis, who is also an employee of the Corporation did not receive any additional fees for serving on the Board of Directors and therefore has been omitted from the table. For a discussion of Mr. Davis’ compensation, see “Executive Compensation.”
Stock Ownership Guidelines
     In January 2007, the Compensation Committee adopted stock compensation guidelines whereby directors are required to own Corporation stock equal to at least three times the director’s annual retainer within three years of first becoming a director of the Corporation. The requirement in the First Financial Bank, N.A. Bylaws that a director own at least $1,000 of Bancorp stock upon election or appointment to the Board is still in place.

PROPOSAL TO APPROVE AN AMENDMENT TO THE FIRST FINANCIAL BANCORP REGULATIONS TO ALLOW THE BOARD OF DIRECTORS TO AUTHORIZE THE CORPORATION TO ISSUE SHARES WITHOUT ISSUING PHYSICAL CERTIFICATES
(Item 2 on Proxy Card)
     The Board of Directors has approved, subject to the approval of the Corporation’s shareholders, an amendment to the Corporation’s Regulations (the equivalent of bylaws under Ohio corporate law) that would allow the Board of Directors to authorize the Corporation to issue shares without issuing physical paper certificates to evidence those shares (“uncertificated shares”). The Board of Directors recommends that shareholders approve the amendment.
     The full text of Article V of the Regulations reflecting this amendment is attached to this proxy statement as Exhibit A. The following description of the amendment is qualified in its entirety by reference to Exhibit A.
Current Regulations Requirements
     Article V of the Corporation’s Regulations currently requires the Corporation to issue physical certificates to each shareholder of record evidencing the shares owned by such shareholder. The current version of Article V was consistent with the requirements of Ohio law when drafted. However, in view of changes in Ohio law and developments in technology and recordkeeping processes, the Board of Directors believes that the current requirements of the Regulations are unduly restrictive and that the Corporation should have the flexibility to issue uncertificated shares.
Reason for and Effects of Proposed Amendment
     Ohio law now permits us, subject to certain restrictions, to issue shares without issuing physical certificates to evidence those shares. Accordingly, the proposed amendment to Article V of our Regulations would permit us to issue such uncertificated shares to shareholders of record, while at the same time mandating that we must comply with all applicable legal requirements and the listing standards of the Nasdaq Stock Exchange with respect to issuing shares. In addition, although not required by law, the amendments to Article V further would require that, with the exception of shares held under certain employee benefit plans (as to which we may require that uncertificated shares be issued), no shareholder of record would be required to hold his or her shares in uncertificated form and that, upon request, each shareholder of record would have a right to have physical certificates issued to evidence his or her shares.
     The approval of the proposed amendment to Article V of the Regulations will have no effect on the vast majority of our shareholders who hold their shares in the Corporation through a brokerage or other account in “street name.”
     If approved by shareholders and implemented by us, an uncertificated share program would be administered by our transfer agent, currently Registrar & Transfer Company. Such programs are sometimes referred to as “direct registration” or “book entry” systems. Under such a program, the transfer agent would maintain an electronic record of the name of the applicable shareholder of record and the number of shares owned. The transfer agent would also maintain systems and controls designed to track accurately the ownership of uncertificated shares by shareholders of record and, when directed by the shareholder or the Corporation (in the case of transactions for the Corporation’s own account and certain transaction under employee benefit plans), to provide for the transfer of such shares pursuant to those directions. Except as may otherwise be required by law, and subject to the terms of any applicable employee benefit plan, the rights and obligations of holders of uncertificated shares and holders of physical shares for a particular class and series of shares would be identical.

     We currently intend only to use uncertificated shares to evidence the holdings of participants in certain of our employee benefit plans, such as the our restricted stock programs for directors, executive officers and certain employees. The ability to issue these shares in uncertificated form will ease the administrative burden associated with these plans and reduce the expenses that would otherwise be incurred by us as share certificates are issued, cancelled, transferred or replaced. Participants in the plans will have the same rights and obligations as if physical certificates had been issued for the restricted shares, subject to the provisions of the applicable benefit plan. We expect a substantial savings in costs and employee time as a result of this new procedure.
     Although we do not currently anticipate issuing uncertificated shares to other shareholders of record, we will consider this issue from time to time. If we determine in the future that the cost savings, ease of administration, technical feasibility and shareholder acceptance of such a program justify the use of uncertificated shares for other shareholders of record, the Board of Directors may choose to implement such a program in the future. However, as noted above, even if an uncertificated share program were to be implemented in the future, the proposed amendment to Article V of the Regulations provides that no shareholder would be required to hold his or her shares in uncertificated form and that, upon request, each shareholder would have a right to have physical certificates issued to evidence his or her shares.
Vote Required For Approval
     Under Ohio corporation law and the Corporation’s Regulations, the affirmative vote of a majority of the outstanding Common Shares is required for approval of this proposal.
The Board of Directors recommends that shareholders vote FOR this proposal.
Effect of Management Vote on Proposal
     The directors and executive officers of the Corporation beneficially own 1,623,480 common shares, or 4.11% of the outstanding voting power. The directors and executive officers have indicated a present intention to vote the common shares beneficially owned by them in favor of this proposal.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Introduction
          Discussed herein is the executive compensation philosophy that the Compensation Committee believes best supports our strategy. As such, the executive compensation program is intended to support the achievement of our business strategy while aligning executive’s financial interests with those of shareholders.
          Our core strategy is to:
•	Follow a “People Led” strategy. Our primary competitive advantage must be our people. Their knowledge and expertise in providing financial products and commitment to exceptional service quality will be what separates us from competitors.

•	Our goal is to be an “Employer of Choice” for high performance associates in our various communities.

•	Be a top quartile performer in both return and growth compared to our peers.
The following statement of philosophy is intended to serve as the foundation upon which our executive compensation program is structured and administered, and serve as a basis for guiding the continuing development and evolution of the program:
“The executive compensation philosophy of First Financial is to provide compensation opportunities to associates that are both market based and reflect the value delivered by the individual to the organization. The objectives of the executive compensation programs are to recruit, retain and incent the best talent in our industry to provide top quartile performance to all of our stakeholders on a consistent basis over the long-term.”
Philosophical Principles and Guidelines
Our executive compensation program seeks to:
•	support the creation of shareholder value along with the achievement of other key corporate goals and objectives

•	focus attention and appropriately balance both current priorities and our longer-term strategy

•	attract and retain top organizational contributors to ensure we have the caliber of executives needed to perform at the highest levels of the industry

•	provide a totally integrated program that is aligned with performance results in a cost effective manner

•	encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to Corporation and individual performance, based on position responsibilities and the ability to influence financial and organizational results

•	be designed and administered in a manner that achieves external competitiveness and internal equity

•	award compensation based on the performance of the individual and our company, and not as an entitlement based on position or tenure

•	demonstrate executives’ commitment to our corporation and shareholder value creation through executive stock ownership

•	be administered in an objective, consistent, fair, and fact-based manner

•	avoid payouts if the Corporation or individual fails to meet minimum acceptable performance standards

•	provide flexibility and some discretion in applying the compensation principles to appropriately reflect individual circumstances as well as changing business conditions and priorities
The total compensation mix attributable to the relative weighting of each element reflects the competitive market and our priorities
–	As such, the mix of pay may be adjusted from time to time to best support our immediate and longer-term objectives

–	As associates move to higher levels of responsibility with greater ability to influence our results, the percentage of pay at risk generally increases
Process
          Throughout the year, the Compensation Committee meets with the Chief Executive Officer and other executive officers to solicit and obtain recommendations with respect to the Corporation’s compensation programs and practices; however, the Committee makes the final determinations with respect to all forms of compensation for the executive officers of the Corporation, and no executive officer is part of the final deliberations and decisions impacting their own compensation. In reaching its decisions, the Committee considers recommendations from the Chief Executive Officer, utilizes information provided by the human resources department, and engages the services of an independent outside consultant with nationally recognized experience and credentials in public company compensation matters. During 2006, the services of Watson Wyatt were utilized. See also “—External Benchmarks.”
Components of Compensation
          To achieve the above principles, our primary compensation program includes the following elements:
▪	base salary

▪	performance-based incentive compensation

▪	long-term equity incentive compensation
•	stock options

•	restricted stock
▪	retirement and other benefits

▪	perquisites and other personal benefits
These elements of compensation have been chosen to create a flexible package that reflects the long-term nature of the banking business and can reward both short and long-term performance of the Corporation and individual. Each element is discussed below.

          Base Salaries
▪	provide a level of financial security that is appropriate for the executive’s position within our corporation

▪	are a function of the competitive labor market for specific positions in the organization and recognize the relative value an individual’s work brings to the Corporation, in addition to how well the executive is executing the position’s responsibilities

▪	are generally targeted at the 50th percentile of the relevant labor market with an appropriate range to recognize experience, performance and contributions, and other relevant circumstances

▪	are reviewed at least annually and adjusted, as appropriate, to reflect changes in the labor market in addition to factors such as individual performance, range of responsibilities, value, experience and contribution to the organization
          Non-Equity Incentive Awards – Performance Based (Short-Term Incentive Plan)
▪	Annual incentives serve as a key mechanism of adjusting pay levels to reflect company wide short-term performance, thereby ensuring affordability and a competitive return to shareholders

▪	Variable incentive pay must be earned annually which downplays entitlement and emphasizes pay for performance

▪	Annual incentives will reward executives for annual financial performance and achievement of established corporate objectives

▪	Annual non-equity incentives are made by the Committee at a meeting in April of each year

▪	In March 2006, the Compensation Committee approved parameters of the Short-Term Incentive Plan. All of the Corporation’s associates, including the Corporation’s Named Executive Officers, participate in the plan. The Short-Term Incentive Plan went in effect beginning with fiscal 2006. Under the plan, a target percentage is established for each participant at the beginning of each fiscal year, based upon median competitive award levels for short-term incentive compensation within the financial services industry. The target percentage, after being adjusted for performance as described below, is applied to actual base salary paid for the fiscal year.

For the 2006 Short-Term Incentive Plan, two performance measures, return on equity (“ROE”) and growth in earnings per share (“EPS”), were used to determine the actual awards under the plan. In April 2006, the Compensation Committee established threshold, target and maximum ROE levels based upon the performance of publicly traded bank holding companies of between $3-10 billion in asset size as published by SNL Financial. In addition, the Compensation Committee established threshold, target and maximum EPS growth levels based upon reasonable growth expectations for the Corporation. At the end fiscal 2006, the amount of the target percentage was multiplied by a factor ranging from zero times the target percentage (for performance at or below the threshold ROE) up to two times the target percentage (for performance at or above the maximum ROE). After adjusting the target percentage based upon ROE performance (the “Adjusted Percentage”), the amount of the Adjusted Percentage was further modified based upon EPS growth. The EPS modifier will range from a 20% reduction to the Adjusted Percentage (for performance at or below the threshold EPS growth rate) to a 20% increase to the Adjusted Percentage (for performance at or above the maximum EPS growth rate). After applying the EPS modifier to the Adjusted Percentage, the resulting percentage was applied to actual base salary paid for the fiscal year to determine the actual award.

The 2006 short-term incentive target percentages for Messrs. Davis, Lefferson, Hall, Immelt, Munafo and Gehlmann were 50%, 40%, 35%, 35%, 35% and 30%, respectively. However, based on the Corporation’s performance in 2006, the Chief Executive and the Named Executive Officers did not receive any incentive bonus in 2006.
          Long-Term and Stock Based-Incentives
▪	serve as a means of attracting, retaining and rewarding executives who are in a position to most directly influence the longer-term success of the Corporation

▪	balance short-term decision making with a long-term perspective, thereby encouraging decisions that have a positive impact on long-term shareholder value creation and our company as a whole

▪	support our capital structure and strategy taking into consideration both Corporation and executive perspectives, and provide a source of executive capital accumulation commensurate with value created for shareholders

▪	are generally targeted to approximate the median competitive market practices, taking into consideration internal equity and the organizational structure

▪	as earned are a function of long-term financial and operational results relative to company objectives and industry performance

▪	may be awarded in cash, equity or some combination to address Corporation objectives and executive stock ownership

▪	all equity awards are made at or above the market price at the time of grant

▪	for 2006 grants were approximately 120% of base salary for Mr. Davis, 50% of base salary for Mr. Lefferson and 40% of base salary for Messrs. Hall, Munafo and Gehlmann for 2006; consisting of 50% stock options and 50% restricted stock grants

▪	Annual awards of equity compensation are made at a Committee meeting in April of each year

▪	Newly hired executives may receive new hire bonus equity awards. If such awards are granted, they are received on the last business day of the quarter in which they are hired and such awards are priced at market value on that date

▪	The 1999 Stock Incentive Plan provides for incentive compensation to our executive officers tied to the enhancement of shareholder value. Under the 1999 Stock Incentive Plan, the Compensation Committee reviewed and approved in April 2006 stock option grants and restricted stock awards for the Named Executive Officers. The option exercise price and the value of restricted shares are determined based on the fair market value of the stock at the close of business on the date of grants. The Compensation Committee reviewed management’s recommendation on the amount of the stock option grants and restricted stock awards based on market practice, the officer’s level in the organization, the performance of the Corporation, and a review of stock option grants and restricted stock awards made in prior years. After discussing and modifying the recommendations, the awards are ratified. Vesting of restricted shares is subject to performance triggers and beginning in 2006, options vest over a four-

year period. These awards are discussed elsewhere in this Proxy Statement at “Summary Compensation Table” and “Grants of Plan-Based Awards.”
          Non Performance Based Benefits
▪	The benefits program, in total, attempts to meet the essential needs of executives in a manner which is market competitive and cost-effective for both the executive and the Corporation

▪	Executives can participate in group medical and life insurance programs and a percentage match by the Corporation under the 401(k) plan, and a defined benefit plan, which are generally available to all of our associates on a non-discriminatory basis. The benefits will serve to protect executives and their families against financial risks associated with illness, disability and death and will provide financial security during retirement through a combination of personal savings and Corporation contributions, taking advantage of tax-deferral opportunities where permitted

▪	The Named Executive Officers also receive certain fringe benefits, such as participation in the SERP and Deferred Compensation Plan. In addition, the Named Executive Officers are reimbursed for business-related expenses they incur, receive a monthly car allowance, some are reimbursed for club memberships, and are entitled to up to $2,000 reimbursement for tax/investment advice. Furthermore, relocation benefits are available for qualifying executives. Management believes that the costs of reimbursement of such expenses and allowances constitute ordinary and necessary business expenses that facilitate job performance and minimize work-related expenses incurred by the Named Executive Officers. Finally, biennial physical examinations are provided to senior officers in hopes of ensuring the continued health of key managers and executives of the Corporation. Those approved benefits that are not business-related, however, are paid/reimbursed but taxed as a personal benefit.

▪	Employment agreements provide added benefits to the Named Executives in event of a change-in-control and/or termination for other than cause. See “—Employment Agreements” and “Other Potential Post-Employment Payments.”
External Benchmarks
          In evaluating the levels of compensation, the Compensation Committee also utilizes the services of Watson Wyatt, an independent compensation consulting firm. Watson Wyatt presents information from survey resources available to Watson Wyatt in addition to information from a customized proxy analysis of similarly sized publicly-traded financial services/banking organizations. In evaluating the market date provided by Watson Wyatt, the committee will also consider:
•	The primary labor market peer group against which executive compensation and performance is benchmarked (generally comprised of companies with a financial services/banking industry focus and of a similar asset size to ensure market competitiveness)

•	Companies representative of the broader general industry population may provide appropriate compensation benchmarks for certain positions that are not specific to the financial services/banking industry

•	Pay opportunities are established based on median market practices. Actual compensation earned should reflect overall performance of the Corporation so that in years of strong performance, executives may earn higher levels of compensation as compared to executives in similar positions of responsibility at comparative companies. Conversely, in years of below average performance, executives may be paid below average compensation

Employment Agreements
     The Corporation has employment agreements with each of the Named Executive Officers currently employed by the Corporation as described below.
Employment Agreement with Mr. Davis
     In 2004, the Corporation entered into an agreement with Mr. Davis. The agreement was amended and restated on August 24, 2006 (the “Agreement”). The initial term of the Agreement was for one year from the commencement of Mr. Davis’s employment on October 1, 2004 (the “Commencement Date”). The Agreement automatically renews for successive one-year periods after the initial term, unless and until terminated in accordance with the terms of the Agreement. The Agreement provides that Mr. Davis will receive an annual salary, incentive awards, non-incentive related compensation (including executive benefits/perquisites), and broad-based employee benefits as determined from time-to-time by the Board. Mr. Davis’s annual base salary was increased from $400,000 in 2005 to 450,000 in August of 2006.
     Pursuant to the agreement and in connection with his initial hiring, Mr. Davis is entitled to a bonus of $33,000 on each of the first three anniversaries of his employment, ending October 1, 2007. Furthermore, pursuant to the Agreement, Mr. Davis received (i) a stock option grant, subject to the terms of the Corporation’s 1999 Stock Incentive Plan, for 50,000 shares of the Company’s common shares that vested on October 1, 2005 with an exercise price equal to the fair market value on the date of grant; and (ii) a restricted stock award, subject to the terms of the stock plan, for 35,000 shares of the Corporation’s common shares (17,500 vested on October 1, 2005, 8,750 vested on October 1, 2006, and 8,750 will vest on October 1, 2007). He must be employed by the Corporation on the applicable anniversary to receive the additional bonuses or restricted shares, except as otherwise provided in the Agreement, as described below.
     Termination. Mr. Davis’s employment with the Corporation:
•	Will terminate automatically upon his death;

•	May be terminated either by the Corporation or Mr. Davis at the end of the agreement’s initial term or any renewal term upon 90 days prior written notice from either of them to the other;

•	May be terminated by Mr. Davis at any time for “Good Reason,” meaning the occurrence, without Mr. Davis’s consent, of a significant reduction in his base salary or his authority or responsibilities as set forth in the Agreement;

•	May be terminated by the Corporation immediately upon notice to Mr. Davis at any time for Cause, as defined in the Agreement; or

•	May be terminated by the Corporation immediately upon notice to Mr. Davis at any time if he is then under a Long-Term Disability, as defined in the Agreement.
     Severance. If Mr. Davis’s employment is terminated as follows:
•	By the Corporation, without Cause (as defined in the Agreement), by providing 90 days written notice prior to the end of the Agreement’s initial term or any renewal term;

•	By the Corporation, without Cause, immediately upon notice to Mr. Davis at any time, if he is then under a Long-Term Disability, as defined in the Agreement; or

•	By Mr. Davis at any time for “Good Reason,” as defined in the Agreement; and
Mr. Davis has provided the Corporation with a separate, written release and covenant not to sue; then Mr. Davis will be entitled to receive termination compensation equal to:
•	compensation equal to 24 months of his Base Salary

•	a termination bonus equal to twice the target payment under the Corporation’s Short-Term Incentive Bonus Plan for the calendar year in which the termination occurred;

•	any additional bonuses not yet paid under the Agreement, and

•	if the termination occurs within 12 months of a Change in Control as such term is defined in the Agreement, Mr. Davis will receive a payment equal to the present value of the death benefit he would have received under an Employee Split Dollar Agreement and calculated as if Mr. Davis died at age 75.
The termination compensation will be paid over a two-year Severance Period as such term is defined in the Agreement. Following any termination, should Mr. Davis elect COBRA coverage, the Corporation shall pay the premiums for the first 12 months of such coverage. Mr. Davis shall also be entitled to executive outplacement assistance with an agency selected by the Corporation in an amount not to exceed 5% of Mr. Davis’s base salary.
          In the event the receipt of any payment under the Agreement, in combination with any other payments to Mr. Davis from the Corporation, will result in the payment by Mr. Davis of any excise tax under Section 280G and Section 4999 of the Internal Revenue Code (“Code”), the Corporation will pay to Mr. Davis an additional amount equal to the amount of such excise tax and the additional federal, state and local income taxes for which Mr. Davis will be liable as a result of this additional payment. Furthermore, the Agreement is subject to the limitations of Section 409A of the Code.
Employment Agreements with Named Executive Officers Other than Mr. Davis
          The Corporation is party to employment agreements with each of the Named Executive Officers other than Mr. Davis (each referred to as an “Officer”). Each agreement is for a term of one or two years. Unless and until terminated in accordance with the terms of the agreement, each agreement renews annually from and after the initial term unless the Corporation or the Officer gives three to six months prior notice of termination.
          The agreements can be terminated upon the Officer’s death or disability; at the end of the initial term or any renewal term if not renewed upon six month’s prior written notice; for Cause, as defined in the agreements; or for “Good Reason,” meaning:
•	a change in the duties of the Officer’s position or the transfer to a new position in violation of the terms of the agreement;

•	a substantial alteration in the nature or status of the Officer’s responsibilities in violation of the agreement;

•	a reduction in the Officer’s base salary;

•	refusal by the Corporation or its successor to renew the term of the agreement for any reason prior to the Officer reaching his or her normal retirement date under the Corporation’s retirement plan; or

•	a change in the Officer’s employment benefits in violation of the terms of the agreement.
          Except as otherwise provided in the agreements, if the Officer is terminated for any reason other than Cause, and the Officer has provided the Corporation with a separate, written release and covenant not to sue in accordance with the agreement and does not revoke such release and covenant, then the Officer will be entitled to receive the following:
•	The Officer’s base salary will be continued for a period of 12- 24 months from the date of termination of employment (such period being called the “Severance Pay Period”).

•	During the Severance Pay Period, only medical and dental benefits continue.

•	If, prior to the Officer’s date of termination, the Officer has participated in the Corporation’s Short-Term Incentive Plan for a complete calendar year, the Officer will receive a payment in one lump-sum in an amount equal to one or two times the percentage of the incentive payment made or required to be made for the calendar year pursuant to the plan immediately preceding the calendar year in which the Officer’s date of termination occurs.

Notwithstanding the above, if the employment of an Officer is terminated as follows:

•	By the Corporation, with Cause, the Officer will receive a payment in one lump-sum in an amount equal to two times the percentage of the incentive payment made or required to be made for the calendar year pursuant to the Short-Term Inventive Plan immediately preceding the calendar year in which the Officer’s date of termination occurs.

•	If the Officer’s date of termination of employment is within 12 months after a change in control (as defined in the agreements), the Officer will receive a payment equal to: (A) with respect to shares subject to an option granted as of the time of the change in control under the Corporation’s 1991 and 1999 stock plans that the Officer cannot exercise due to the termination of employment, the difference between the fair market value of such common shares determined as of the date of termination of employment and the option exercise price, and (B) with respect to any restricted stock granted under the Corporation’s 1991 Stock Incentive Plan as of the time of the change in control which the Officer forfeits as a result of the termination of employment, the fair market value of such restricted shares determined as of the date of termination of employment and as if all restrictions had been removed.
If the receipt of any payments described above to the Officers (other than Messrs. Munafo and Gehlmann), in combination with any other payments to them, shall, in the opinion of independent tax counsel selected by the Corporation, result in liability for the payment by the Officer of any excise tax pursuant to Sections 280G and 4999 of the Code, the Corporation will pay to the Officer within 60 days of the date his or her employment terminates an additional amount equal to the amount of such excise tax and the additional federal, state, and local income taxes for which he or she will be liable as the result of this additional payment. Furthermore, the Agreements are subject to the limitations of Section 409A of the Code.
Confidentiality and Non-Competition
          The Named Executive Officers, including Mr. Davis, are prohibited, at all times, from disclosing any confidential information, as defined in the agreements, except as required by law, and must return all confidential information to the Corporation upon termination of their employment. During the term of each Named Executive Officer’s employment and for a period of six months following termination of the officer’s employment for any reason other than by the Corporation for Cause (as defined in the agreements), the Named Executive Officer has agreed not to be employed by, serve as an officer or director of, consultant to, or advisor to any business that engages either directly or indirectly in commercial banking, savings banking, or mortgage lending in the geographic area of Ohio, Indiana, Michigan, or Kentucky, or which is reasonably likely to engage in such businesses in the same geographic area.
Severance Agreements
          The Corporation entered into an Agreement and Release with Mr. Immelt on June 27, 2006 pursuant to which he will receive certain payments in accordance with his previous employment agreement with the Corporation. Mr. Immelt was a named executive officer during part of fiscal 2006.

Tax and Accounting Implications
     Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows a corporate tax deduction for annual compensation paid to executive officers to the extent that it exceeds $1,000,000. It is the policy of the Compensation Committee that compensation to executive officers should, in general, be structured to qualify for deductibility under Section 162(m). For those exceptional circumstances where executive compensation may exceed the deductible amount, the Corporation has adopted a deferred compensation plan which provides for the mandatory deferral of such excess compensation.
     Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Corporation believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.
     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Corporation began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Statement No. 123(R) (“FAS 123(R)”).
     Incentive Stock Options. Federal income tax rules impose limits to the favorable tax treatment for incentive options. The limit is that no employee may hold incentive options that become exercisable in a single calendar year whose total value exceeds $100,000. If this limit is exceeded, the “excess” above $100,000 becomes a non-qualified stock option and does not receive the favorable tax treatment described above. In the event options granted to the Named Executive Officers exceed the $100,000 limit they automatically become non-qualified options.
Other Information
          The Corporation currently does not have any stock ownership guidelines for executive officers.
Summary
     The total compensation mix attributable to the relative weighting of each element reflects the competitive market and our priorities. As such, the mix of pay may be adjusted from time to time to best support our immediate and longer-term objectives. Generally, as associates move to higher levels of responsibility with greater ability to influence our results, the percentage of pay at risk may increase
          We believe our approach to executive compensation is a critical element to the successful attraction and retention of the right talent to effectively implement our strategic plan. We can apply multiple approaches and tactics but the key principles of market based compensation, adjusted for the value created by the individual and organizational performance should be the cornerstones of our philosophy. We believe the compensation packages provided to the Named Executive Officers is appropriate and consistent with our compensation philosophy.

SUMMARY COMPENSATION TABLE
     The following Summary Compensation Table sets forth the compensation of Corporation’s Principal Executive Officer, Principal Financial Officer and the next three highest compensated executive officers. All of the executive officers named in the Summary Compensation Table are referred to hereafter as the “Named Executive Officers.” Mark Immelt is also included because he was a Named Executive Officer for a portion of 2006.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
Claude E. Davis	2006	420,000	33,000	277,146	299,232	—	31,549	57,998	1,118,925
President & CEO

C. Douglas Lefferson	2006	262,404	0	67,284	73,440	—	60,162	29,787	493,077
EVP and Chief Operating Officer

J. Franklin Hall	2006	220,673	0	46,458	49,824	—	15,876	17,055	349,866
SVP and Chief Financial Officer

Mark W. Immelt	2006	297,962	0	0	0	—	98,469	860,779	1,257,210
EVP, Wealth Resource Group

Samuel J. Munafo	2006	228,461	0	48,060	50,976	—	110,352	32,891	470,740
EVP, Banking

Gregory A. Gehlmann	2006	219,327	0	44,856	47,520	—	10,971	19,197	341,871
SVP, Chief Risk Officer and General Counsel

(1)	The dollar value of base salary (cash and non-cash) earned during the fiscal year.

(2)	The dollar value of bonus (cash and non-cash) earned during the fiscal year. With respect to Mr. Davis, the amount above was paid pursuant to his employment agreement and not tied to any performance in 2006. See also “Compensation Discussion and Analysis – Employment Agreements – Employment Agreement with Mr. Davis.

(3)	The aggregate grant date fair value of stock awards computed in accordance with FAS 123(R). In addition to vesting over a four year period, restricted stock awards do not vest unless the Corporation meets certain performance targets. During 2006, the Corporation did not reach such targets and therefore one-fourth of such awards will not vest in 2007, but may vest in subsequent years if performance targets are met. With respect to Mr. Davis, also includes the vesting of 25% of a restricted stock award of 30,000 shares (8,750 shares at $15.91 per share) in connection with the

Corporation hiring Mr. Davis in October 2004. See also “—Employment Agreements – Employment Agreement with Mr. Davis.”

(4)	The aggregate grant date fair value of option awards computed in accordance with FAS 123(R). Options vest over a four-year period. See also “Grants of Plan Based Awards.”

(5)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans and all earnings on any outstanding awards. No payouts were made under the short-term incentive plan. See “Compensation Discussion and Analysis – Components of Compensation – Non-Equity Incentive Awards – Performance Based (Short-Term Incentive Plan)” and “Plan Based Awards.”

(6)	The aggregate change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (Employees’ Pension Plan and Supplemental Retirement Plan) (Employees’ Pension Plan only with respect to Mr. Gehlmann) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year (e.g., interest rate and mortality rate assumptions). Includes amounts which the named executive may not currently be entitled to receive because such amounts are not vested.

(7)	All other compensation for the year that could not properly be reported in any other column. The column titled “Other” below includes tax/investment advice (Messrs. Davis, Lefferson and Immelt), organization dues (Messrs. Davis, Immelt and Munafo), and spouse travel to director/management retreat and/awards ceremony, of which none individually exceeded $10,000. Also included in the “Other” column below is $821,642 accrued or paid to Mr. Immelt pursuant to the terms of an Agreement and Release.

		Company
		Match		Dividends on
		Under	Split Dollar	Unvested
	Automobile	401(k)	Insurance	Restricted
Name	Allowance	Plan	Premiums	Stock	Other	Total
Mr. Davis	$9,078	$6,581	$2,254	$27,488	$12,597	$57,998
Mr. Lefferson	9,068	6,574	898	8,751	4,496	29,787
Mr. Hall	6,000	2,296	715	5,547	2,497	17,055
Mr. Immelt	8,854	6,906	5,957	7,547	831,515	860,779
Mr. Munafo	8,686	6,853	2,863	6,399	8,090	32,891
Mr. Gehlmann	6,000	6,466	742	2,368	3,621	19,197

GRANTS OF PLAN-BASED AWARDS
The following table shows all individual grants of stock awards to the Named Executive Officers of the Corporation during the fiscal year ended December 31, 2006. Total value is computed utilizing the grant date market value for restricted stock awards and the grant date fair value in accordance with FAS 123(R )on stock option awards.

			Estimated Future Payouts
			Under Equity Incentive Plans(4)
						All
						Other
		Estimated				Stock
		Future				Awards:	All Other		Grant
		Payouts				Number	Option	Exercise	Date
		Under				of	Awards:	Or Base	Fair
		Non-				Shares	Number of	Price of	Value of
		Equity				of Stock	Securities	Option	Stock and
	Grant	Incentive				or Units	Underlying	Awards	Option
Name	Date	Plans	Threshold	Target	Maximum	(#)(1)	Options (#)	(2)	Awards(3)
Claude Davis	4/24/06	NONE	N/A	$540,000	N/A	17,300			$277,146
							103,900	$16.02	299,232
C. Douglas Lefferson	4/24/06	NONE	N/A	132,500	N/A	4,200			67,284
							25,500	$16.02	73.440
J. Franklin Hall	4/24/06	NONE	N/A	90,000	N/A	2,900			46,458
							17,300	$16.02	49.824
Sam Munafo	4/24/06	NONE	N/A	92,000	N/A	3,000			48,060
							17,700	$16.02	50,976
Mark Immelt	—	NONE	N/A	—	N/A	—			—
							—	—	—
Greg Gehlmann	4/24/06	NONE	N/A	92,000	N/A	2,800			44,856
							16,500	$16.02	47,520

1.	Restricted shares vest over a four-year period and are subject to certain performance triggers. During 2006, the Corporation did not reach such targets and therefore one-fourth of such awards will not vest in 2007, but may vest in subsequent years if performance targets are met.

2.	Closing price of the Corporation’s common shares on the date of grant.

3.	The grant date fair value of each stock option, calculated using the Black-Scholes option pricing model is $2.88. This reflects compensation costs recognized under FAS 123(R) in 2006. All options are granted at 100% of fair market value on the date of grant. The options are exercisable ratably over a four—year period (25% per year) commencing one year after the date of grant. In no event can options be exercised later than 10 years after the date of grant, provided that the optionee remains in the employment of the Corporation or its affiliates. The option exercise period may be shortened upon an optionee’s disability, retirement or death. Shares acquired upon option exercise must be held one year from the date of exercise.

4.	The amounts of the estimated future payouts under equity incentive plans column represent the opportunities in the event the Corporation meets certain targets pursuant to the terms of the stock awards. For 2006, grants were targeted at approximately 120% of base salary for Mr. Davis, 50% of base salary for Mr. Lefferson and 40% of base salary for Messrs. Hall, Munafo and Gehlmann.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
     The following table represents stock options and restricted stock awards outstanding for each NEO as of December 31, 2006. All stock options and restricted awards have been adjusted for stock dividends and stock splits. The closing per share price of the Corporation’s stock on the last trading date of the fiscal year was $16.61.

	Option Awards					Restricted Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of	Market Value of
	Unexercised	Unexercised				Stock That	Shares or Units of
	Options	Options		Option	Option	Have Not	Stock That Have Not
	(#)	(#)		Exercise Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#) (1)	($)
Claude E. Davis						42,850	$711,739
	50,000	0		$17.19	10/01/2014
	21,024	63,076	(3)	$17.51	04/18/2015
	0	103,900	(4)	$16.02	04/24/2016

C. Douglas Lefferson						11,700	$194,337
	1,271	0		$19.09	01/27/2008
	4,201	0		$22.57	01/25/2009
	1,574	0		$22.57	06/12/2010
	12,127	0		$17.56	01/24/2010
	10,500	0		$16.01	01/23/2011
	10,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	6,249	18,751	(3)	$17.51	04/18/2015
	0	25,500	(4)	$16.02	04/24/2016

J. Franklin Hall						7,800	$129,558
	6,772	0		$17.56	01/24/2010
	5,250	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	10,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	3,574	10,726	(3)	$17.51	04/18/2015
	0	17,300	(4)	$16.02	04/24/2016

Samuel J. Munafo						7,900	$131,219
	7,624	0		$19.09	01/27/2008
	8,662	0		$22.57	01/25/2009
	15,120	0		$17.56	01/24/2010
	7,875	0		$16.01	01/22/2011
	5,000	0		$17.20	01/17/2012
	5,000	0		$16.58	01/22/2013
	2,500	0		$17.09	01/21/2014
	2,999	9,001	(3)	$17.51	04/18/2015
	0	17,700	(4)	$16.02	04/24/2016

	Option Awards				Restricted Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or
	Underlying	Underlying			Units of	Market Value of
	Unexercised	Unexercised			Stock That	Shares or Units of
	Options	Options	Option	Option	Have Not	Stock That Have Not
	(#)	(#)	Exercise Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#) (1)	($)
Gregory A. Gehlmann					5,100	$84,711
	2,849	8,551 (5)	$18.63	06/21/2016
	0	16,500 (4)	$16.02	04/24/2016

Mark W. Immelt					0	0
	12,706	0	$19.09	01/28/2007
	17,325	0	$22.57	12/31/2007
	33,810	0	$17.56	12/31/2007
	10,500	0	$16.01	12/31/2007
	10,000	0	$17.20	12/31/2007
	10,000	0	$16.58	12/31/2007
	2,500	0	$17.09	12/31/2007
	5,449	0	$17.51	12/31/2007

(1)	Shares of restricted stock shown in this column include both time-based and performance-based restricted shares.
Time-based restricted shares will vest according to the following schedule:

Vesting Date	Davis	Lefferson	Hall	Munafo	Gehlmann	Immelt
January 21, 2007	—	1,250	1,000	1,250	—	—
January 21, 2008	—	1,250	1,000	1,250	—	—
October 1, 2007	8,750	—	—	—	—	—

Performance-based restricted shares will vest according to the following schedule:

Vesting Date	Davis	Lefferson	Hall	Munafo	Gehlmann	Immelt
April 18, 2007	—	—	—	—	—	—
April 24, 2007	—	—	—	—	—	—
April 18, 2008	12,600	3,750	2,175	1,800	1,725	—
April 24, 2008	8,650	2,100	1,450	1,500	1,400	—
April 18, 2009	4,200	1,250	725	600	575	—
April 24, 2009	4,325	1,050	725	750	700	—
April 24, 2010	4,325	1,050	725	750	700	—

(3)	The unvested portion of this option grant will vest 50% on April 18, 2007, 75% on April 18, 2008, and 100% on April 18, 2009.

(4)	The unvested portion of this option grant will vest 25% on April 24, 2007, 50% on April 24, 2008, 75% on April 24, 2009, and 100% on April 24, 2010.

(5)	The unvested portion of this option grant will vest 50% on June 21, 2007, 75% on June 21, 2008, and 100% on June 21, 2009.

OPTION EXERCISES AND STOCK VESTED
     The following table shows the stock options exercised and restricted stock that vested by NEOs in 2006 and the value realized upon exercise.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value
	Acquired	Value	Acquired	Realized on
	on Exercise	Realized on	on Vesting	Vesting
Name	(#)	Exercise ($)	(#)	($)
Claude E. Davis	—	$—	8,750	$139,213
C. Douglas Lefferson	1,537	10,095	6,236	108,766
J. Franklin Hall	—	—	3,351	58,399
Mark W. Immelt	—	—	7,168	125,139
Samuel J. Munafo	3,074	19,391	3,721	65,005
Gregory A. Gehlmann	—	—	—	—

(1)	Aggregate market value on the exercise date of shares covered by the option less the aggregate price paid by the Named Executive Officer.

(2)	The value realized on vesting of restricted stock awards represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares as of the prior day’s close.
          The Corporation has no long-term incentive plans relating to future compensation of the Named Executive Officers other than the 1991 Stock Incentive Plan and the 1999 Stock Incentive Plan. No additional awards can be granted under the 1991 Stock Incentive Plan.
PENSION BENEFITS
          The Corporation has a thrift plan, a retirement plan, a supplemental retirement plan and a deferred compensation plan. It also maintains Split Dollar Agreements covering the Named Executive Officers and certain other management associates. The retirement plan and the thrift plan cover the majority of the employees of the Corporation and its subsidiaries, including the officers of the Corporation. The deferred compensation plan is a nonqualified deferred compensation plan in which only executive officers of the Corporation are eligible to participate. Participants may elect to defer up to 50% of their base salary and 100% of their bonus or incentive pay for any year.
          Thrift Plan. The thrift plan covers associates who reached age 21. Participation is immediately available and participants may contribute up to 50% of their base salary (unless limited by law or regulation) to the plan. The Corporation’s subsidiaries’ matching contributions are 50% of each participant’s contribution, limited to 3% of base salary of each participant, and become fully vested when made. Effective January 1, 2006, Corporation contributions are fully vested after one year for new associates entering the plan after that date.
          Defined Benefit Pension Plan. The Corporation’s Employee’s Pension Plan covers associates of the Corporation’s subsidiaries who have attained age 21 and completed one year of credited service. An associate is vested after five years of service and receives benefits upon retirement pursuant to a formula based on average salary and years of service.
     Supplemental Retirement Plan. The Corporation maintains a supplemental executive retirement plan (“SERP”) to supplement the payments under the pension plan for certain senior officers of the Corporation and its subsidiaries who may be designated from time-to-time by the Compensation Committee. The SERP’s purpose is to augment an individual’s retirement income.
PENSION BENEFITS
     The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits.

		Number of
		Years of	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Claude E. Davis	Employees’ Pension Plan	2	$20,246	$0
	SERP	2	33,176	$0

C. Douglas Lefferson	Employees’ Pension Plan	21	170,641	$0
	SERP	21	60,143	$0

J. Franklin Hall	Employees’ Pension Plan	8	37,007	$0
	SERP	8	3,494	$0

Mark W. Immelt	Employees’ Pension Plan	10	257,659	$0
	SERP	10	195,087	$0

Samuel J. Munafo	Employees’ Pension Plan	35	603,221	$0
	SERP	35	79,083	$0

Gregory A. Gehlmann	Employees’ Pension Plan	2	19,377	$0

(1)	The number of years of service credited to the named executive officers under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.

(2)	The actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.
          Split Dollar Life Insurance. The Split Dollar Agreement is an endorsement method split dollar arrangement which applies to a life insurance policy owned by the Corporation which, upon a Named Executive Officer’s death, first pays the Corporation the premiums which the Corporation paid for the policy, and then pays the Named Executive Officer’s beneficiary a death benefit equal to three times the executive’s base salary in effect at his or her death. If the Named Executive Officer terminated employment before death and, when employment terminated, he or she was eligible to receive an immediate retirement benefit under the early retirement provisions of the Corporation’s retirement plan and had been employed for at least five years, the Corporation keeps the policy in force until the executive’s death and the death benefit is equal to three times the executive’s base salary at the time of his or her termination of employment. In either case, any amounts payable under the policy after the payment to the Named Executive Officer’s beneficiary are paid to the Corporation.
NONQUALIFIED DEFERRED COMPENSATION
          Pursuant to the Corporation’s Deferred Compensation Plan, certain executives, including the named executives, may defer up to 50% of his or her base salary and 100% of his/her bonus or incentive pay of any plan year. The following table provides information on the non-qualified deferred compensation to the named executives in 2006. This information also appears in the Summary Compensation table provided earlier in this document but was not provided in such table in proxies for previous years.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance
	Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
Claude E. Davis	33,000 (1)	—	2,729 (2)	—	73,599 (3)

(1)	The amount shown above for Mr. Davis is that portion of an employment agreement benefit that he elected to defer in 2006. This amount was disclosed in the “bonus” column in the Summary Compensation Table and related footnotes.

(2)	During 2006 the Corporation paid interest on deferred compensation balances. However, because this rate does not exceed the threshold rate requiring disclosure on the Summary Compensation Table and, therefore, the amounts are not included on that table.

(3)	The amounts are reported in as compensation to Mr. Davis in the Corporation’s Summary Compensation Table in previous years.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
     The following table sets forth the severance amounts that each of Messrs. Davis, Lefferson, Hall, Munafo and Gehlmann would be entitled to receive if their employment relationship with the Corporation had been terminated as described above on December 31, 2006. The following table is for illustrative purposes only:
Severance Benefits Table – Termination upon Change In Control

							Gross Up
							Payment
							(Claw-back)	Estimated
							for	Total
			Unvested				Additional	Payment
		Multiple	In-the-	Unvested	Accel.		Tax Imposed	Post
	Multiple	of Short-	Money	Restricted	of Life	Benefits	by Section	Gross-Up
	of Base	Term	Option	Stock	Ins.	per	280G of the	(Claw-
	Pay (2x)	Incentive	Value	Value	Benefit	Contract	Tax	back)
Executive	$	S	S	S	S	S	Code($)(1)	$
C. Davis	900,000	—	—	192,699	358,984	1,451,683	Not triggered	1,451,683
D. Lefferson	530,000	—	—	49,839	179,184	759,023	Not triggered	759,023
F. Hall	450,000	—	—	32,414	124,451	606,865	323,385	930,250
S. Munafo	460,000	—	—	31,564	294,990	786,554	Not triggered	786,554
G. Gehlmann	460,000	—	—	26,189	174,251	660,440	(107,175)	553,265

1.	In the event severance payments exceed approximately three times an executive’s salary, Section 280G of the Code requires such payments to be taxed at an excise rate of 20% in addition to regular tax rates. The employment agreements for Messrs. Davis, Lefferson and Hall provide that the Corporation will make such additional tax payments on behalf of the executive while employment agreements for Messrs. Munafo and Gehlmann provide that any excess payments will be reduced to avoid the additional tax. Excessive payments are not deductible to the Corporation.
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee of the Corporation has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Item 402(b) of Regulation S-K with the Corporation’s management.
     Based on that review and those discussions, the Committee has recommended to the Corporation’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Barry S. Porter, Chair
Donald M. Cisle, Sr.
Susan L. Knust
William J. Kramer

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE
          In accordance with its written charter, the Audit and Risk Management Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Corporation’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements to generally accepted accounting principles.
          In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee discussed with Ernst & Young those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.
          The Committee discussed with the Corporation’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Committee met with the internal auditors and with Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.
          In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Committee has approved the selection of Ernst & Young as the Corporation’s independent registered public accounting firm for 2007.
Audit and Risk Management Committee

William J. Kramer, Chair	Richard E. Olszewski
Barry S. Porter	Steven C. Posey
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FEES
AND ENGAGEMENT
          Ernst & Young has been selected as the independent registered public accounting firm to audit the financial statements of the Corporation for the current fiscal year. Management expects that representatives of that firm will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
          The following table sets forth the aggregate fees billed to the Corporation and related entities for the last two fiscal years by the Corporation’s independent registered public accounting firm.

Fees by Category	2006	2005
Audit Fees	$661,000	$683,000
Audit-Related Fees (1)	33,000	27,500
Tax Fees (2)	—	203,221
All Other Fees (3)	61,550	56,000

Total	$755,550	$969,721

(1)	Services covered by these fees consist of employee benefit plan audits.

(2)	Services covered by these fees consist of professional tax services, including preparation of the federal income tax returns for the Corporation and its subsidiaries.

(3)	Services covered by these fees consist of audit and tax compliance work billed to the Legacy Funds Group of mutual funds for which the Corporation’s subsidiary, First Financial Capital Advisors LLC, serves as investment advisor.
          It is the policy of the Audit and Risk Management Committee that, before the Corporation engages an accounting firm to render audit services as the Corporation’s independent registered public accounting firm, the engagement must be approved by the Audit and Risk Management Committee. In addition, before an accounting firm serving as the Corporation’s independent registered public accounting firm is engaged by the Corporation to render non-audit services, the engagement must be approved by the Audit and Risk Management Committee.
COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
          Except for Mr. Kramer, all members of the Compensation Committee, or their affiliates, have engaged in loan transactions with First Financial Bank. All such loans were made in the ordinary course of business of the bank. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of the Corporation’s Compensation Committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers, directors and persons who own more than 10 percent of a registered class of the Corporation’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.
          Based solely on the Corporation’s review of the copies of such forms that it has received and written representations from certain reporting persons that they were not required to file a Form 5 for the specified fiscal year, the Corporation believes that all of its officers, directors and greater than 10 percent shareholders complied with all filing requirements applicable to them with respect to transactions during fiscal 2005.
SHAREHOLDER PROPOSALS
          If an eligible shareholder wishes to present a proposal to be included in the Corporation’s Proxy Statement and form of Proxy relating to the 2008 Annual Meeting of Shareholders, it must be presented to management by certified mail, written receipt requested, not later than November 22, 2007. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder who intends to propose any other matter to be acted upon at the 2008 Annual Meeting of Shareholders must inform the Corporation no later than January 31, 2008. If notice is not provided by that date, the person(s) named in the Corporation’s Proxy for the 2008 Annual Meeting will be allowed to exercise his or her discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2007 Annual Meeting. Proposals should be sent to First Financial Bancorp., Attention: Gregory A. Gehlmann, General Counsel and Secretary, 300 High Street, P.O. Box 476, Hamilton, Ohio 45012-0476.

ANNUAL REPORT
          The Corporation’s financial statements are not included in this Proxy Statement as they are not deemed material to the exercise of prudent judgment by the shareholders with respect to any proposal to be submitted at the Annual Meeting. The Corporation’s Annual Report for the year ended December 31, 2006, is being mailed to each shareholder with the Proxy and Proxy Statement, but such Annual Report is not incorporated in this Proxy Statement and is not deemed to be a part of the Proxy soliciting material.
          A shareholder of the Corporation may obtain a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2006, and as filed with the SEC, without charge by submitting a written request to the following address:
First Financial Bancorp.
Attn: Gregory A. Gehlmann, General Counsel
          and Secretary
300 High Street
P.O. Box 476
Hamilton, Ohio 45012-0476
          The Annual Report on Form 10-K is also available through the Corporation’s Web site at www.bankatfirst.com under the “Investor Information” link, by clicking on “SEC Filings.”
          Management and the Board of Directors of the Corporation know of no business to be brought before the meeting other than as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy on such matters in accordance with their best judgment.
          The expense of proxy solicitation will be borne by the Corporation. Proxies will be solicited by mail and may be solicited for no additional compensation by some of the officers, directors and associates of the Corporation or its subsidiaries by telephone or in person. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of shares of the Corporation and will be reimbursed for their related expenses.
By Order of the Board of Directors,
Gregory A. Gehlmann
General Counsel and Secretary
March 30, 2007

EXHIBIT A
Marked to Show Changes
PROPOSED AMENDMENT TO ARTICLE V OF REGULATIONS
ARTICLE V
CERTIFICATES
          SECTION 5.1. Except as set forth in Section 5.2 hereof, certificates evidencing the ownership of shares of the Corporation shall be issued to those entitled to them by transfer or otherwise. Each certificate for shares shall bear a distinguishing number, the signature of the President or Chairman of the Board, and of the Secretary of the Corporation, the corporate seal, and such recitals as may be required by law. Such signatures and seal on the certificate may be facsimile signatures.
          SECTION 5.2. Uncertificated Shares. The board of directors, subject to the immediately succeeding paragraph, may provide by resolution that some or all of any or all classes and series of shares of the corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on share certificates in accordance with all applicable laws. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.
          SECTION 5.3. Subject to any applicable provision of law or the Articles, transfers of shares of the Corporation shall be made only upon its books, upon surrender and cancellation of a certificate or certificates for the shares so transferred. Any certificate so presented for transfer shall be endorsed or shall be accompanied by separate written assignment or a power of attorney, signed by the person appearing by the certificate to be the owner of the shares represented thereby. Any uncertificated shares shall be transferable in person or by attorney upon written request in form and substance acceptable to the corporation or any transfer agent for the applicable class of shares, accompanied by a duly endorsed stock power and/or such other assurances as the corporation or such transfer agent may require as to the genuineness and effectiveness thereof.
          SECTION 5.4. Lost, Stolen, Destroyed, or Mutilated Certificates. Subject to Section 5.2 hereof, the Corporation may, in its discretion, upon evidence satisfactory to it of the loss, theft, or destruction of any certificate for shares of the Corporation, authorize the issuance of a new certificate in lieu thereof, and may, in its discretion, require as a condition precedent to such issuance, the giving, by the owner of such alleged lost, stolen, or destroyed certificate, of a bond of indemnity, in form and amount, with surety, satisfactory to the Corporation, against any loss or damage which may result to, or claim which may be made against, the Corporation, or any transfer agent or registrar of its shares, in connection with such alleged lost, stolen, or destroyed, or such new, certificate. If any certificate for shares of the Corporation becomes worn, defaced, or mutilated, the Corporation may, upon production and surrender thereof, order that the same be canceled and that a new certificate be issued in lieu thereof.

PLEASE MARK VOTES
X AS IN THIS EXAMPLE
REVOCABLE PROXY
FIRST FINANCIAL BANCORP.
ANNUAL MEETING OF SHAREHOLDERS – May 1, 2007
     Each undersigned shareholder of First Financial Bancorp. (the “Corporation”) hereby constitutes and appoints Jerry Begley and Rae LoBuono or either of them, with full power of substitution in each of them, the proxy or proxies of the undersigned to vote only at the Annual Meeting of Shareholders of the Corporation to be held at the Fitton Center for Creative Arts, 101 South Monument Avenue, Hamilton, Ohio 45011, on May 1, 2007, at 10:00 A.M., local time, and at any adjournment thereof, all of the shares of the Corporation which the undersigned would be entitled to vote if personally present at such meeting or any adjournment thereof:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:
1.	The election as directors of all nominees listed (except as marked to the contrary below):
               ___ FOR
               ___ WITHHOLD
               ___ FOR ALL EXCEPT
CLASS II EXPIRING IN 2010: J. Wickliffe Ach, Donald M. Cisle, Sr., Corinne R. Finnerty and Richard Olszewski.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	To approve an amendment to the Corporation’s Regulations to allow the Board of Directors to authorize the Corporation to issue shares without issuing physical certificates.
               ___ FOR
               ___ AGAINST
               ___ ABSTAIN
3.	To consider and act upon, in their discretion, such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ABOVE. IN THE ABSENCE OF SUCH INDICATIONS THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES FOR DIRECTOR, AND (II) IN FAVOR OF THE PROPOSAL IN ITEM NUMBER TWO.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked prior to its exercise. Receipt of the accompanying Proxy Statement is hereby acknowledged.
Please be sure to sign and date this Proxy in the box below.
Date

Shareholder sign above	Co-holder (if any) sign above
Detach above card, sign, date and mail in postage paid envelope provided.
FIRST FINANCIAL BANCORP.
The signature or signatures on this Proxy should be the same as the name or names which appear hereon. Persons signing in a fiduciary capacity should give full title as such.
PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.